Exhibit 99

Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055	J. Michael Daniel, Senior Vice President and Chief Financial Officer (276) 629-6614 – Investors

For Immediate Release	Peter D. Morrison, Vice President of Communications (276) 629-6450 – Media

Bassett Furniture News Release

Bassett Declares Regular Quarterly Dividend and Reinstates Previously Deferred Dividend

(Bassett, Va.) – July 16, 2020– Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today that its Board of Directors has declared a regular quarterly dividend of $0.08 per share of common stock, representing a 36% reduction due to the uncertainties around the COVID-19 pandemic. The Board also reinstated the dividend of $0.125 per share of outstanding common stock that was previously deferred on March 31, 2020 due to economic and financial disruptions caused by the pandemic. Both dividends are payable on August 28, 2020 to shareholders of record at the close of business on August 14, 2020.

“Our Board of Directors met yesterday with Management to review the effects of the COVID-19 pandemic on our business and our plans for the future,” said Rob Spilman, Chairman and CEO. “I am pleased that the Board reinstated the quarterly dividend albeit at a 36% reduction while also honoring our commitment to pay the dividend declared in March 2020. In keeping with our long-standing philosophy of returning capital to shareholders in the form of a dividend, we continue to monitor the pace of business as it relates to future dividend levels.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 100 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

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